Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
 (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS SECOND QUARTER 2008 RESULTS
Strong Growth in Assets & Deposits and Increased Earnings

(Bridgehampton, NY – July 18, 2008) Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of The Bridgehampton National Bank, today announced significant growth in assets and deposits and improved net income and earnings per share for the second quarter of 2008. Highlights for the quarter include:

• Net income of $2.2 million or $.37 per share, increasing 2.8% from $.36 earned in the second quarter of 2007.

• Returns on average equity and assets of 17.13% and 1.32%, respectively.

• Net interest income grew to $7.3 million compared to $6.2 million in 2007, with a net interest margin of 4.76%.

• Total assets of $710 million, an increase of $119 million or 20.1% from June 2007.

• Deposits of $618 million, an increase of $77 million or 14.2% from June 2007.

• Demand deposits of $214 million, a 10.6% increase, representing 34.7% of total deposits.

• Continued strong credit quality with increasing reserve levels.

• Dividends of $0.23 per share.

• Commenced trading on the NASDAQ stock market on June 9, 2008.

“This quarter included two significant milestones for our Company, the listing of our common stock on NASDAQ and eclipsing $700 million in total assets.  These events, coupled with increased earnings and continued strong performance, as measured by our returns on assets and equity, occurred despite the continuing difficult banking environment. Our achievements reflect the strength of the organization and the efforts of our employees,” said Kevin O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns
Net income for the quarter ended June 30, 2008 was $2.2 million or $.37 per share compared to $2.2 million and $.36 per share in the same period last year.  For the six months ended June 30, 2008, net income was $4.2 million or $.69 per share compared to $4.0 million or $.65 per share for the same period in 2007. The earnings increase reflects significant net interest income growth, and a modest improvement in other income, offset by higher operating costs and an increase in the provision for loan losses.

Net interest income continued the positive trends reflected in the first quarter of both improved net interest margins, 4.76% in 2008 compared to 4.62% in 2007, and continued strong average earning asset growth.  This expansion of earning assets included both loans and securities funded primarily with lower costing core deposits.  Other income improved as deposit related income grew, with the expansion of fee generating products offsetting the expected decline in title fee income.

The quarterly provision for loan losses of $325,000, compared to $50,000 in 2007, is attributable to growth in our loan portfolio as well as our assessment of risk factors considering the weakening economic environment and overall industry trends.

The increase in operating expenses reflected higher salary and benefit costs associated with increased staffing, and greater incentive based compensation related to the achievement of established performance goals.  Other expenses included approximately $130,000 related to our NASDAQ listing and $50,000 of additional FDIC premiums attributable to our deposit growth.

“The improvement in net income, despite the challenging credit environment, and costs associated with the NASDAQ listing along with growth initiatives, confirms the benefits of our expansion strategy and adherence to our community banking mission,” stated Mr. O’Connor.

Balance Sheet and Asset Quality
Total assets at June 30, 2008 were $710.2 million, representing a record level for the Company and more importantly, an increase of $119.1 million, or 20.1% from $591.1 million at June 30, 2007. This increase included $52.2 million and $59.1 million of net growth in the loan and securities portfolios, respectively, creating an average increase of $79.3 million in new net earning assets. Loan originations continue to reflect the development of commercial relationships and real estate related loans across our expanding geographic footprint.  “We have been able to leverage our industry expertise and local knowledge to expand existing relationships and develop new ones, while maintaining our prudent underwriting standards,” commented Mr. O’Connor.

Asset quality as measured by non-performing assets and loan delinquencies remains strong.  Non-performing assets at June 30, 2008, totaled $773,000, higher than the June 2007 level of $222,000, but down from $1.0 million at March 31, 2008. “The level of non-performing assets continues to reflect our adherence to conservative underwriting standards and strict avoidance of the more speculative lending which occurred in other institutions over the past several years,” noted Mr. O’Connor, “However, we remain cautious and have increased our reserve levels to reflect the economic reality of today’s marketplace.” The loan loss provisions recorded this quarter and over the past twelve months increased the allowance for loan losses to $3.3 million from $2.6 million at June 30, 2007, increasing the overall reserve coverage ratio from .76% to .83%. “This action reflects our active monitoring of the loan portfolio and the economy while maintaining our reserve coverage ratios at conservative levels,” added Mr. O’Connor.

Total deposits grew $76.7 million or 14.2% to $617.8 million at quarter end compared to $541.1 million at June 30, 2007. This growth has occurred throughout the branch network, both in new and mature markets.  The deposit growth was concentrated in core retail and commercial deposits, which increased $75.4 million to $498.2 million, or 7.8% from 2007. Demand deposits aggregated $214.5 million at quarter end, representing approximately 35% of total deposits.

“The continued and sustained deposit growth evidences the success of our branch expansion initiatives, and more importantly reflects the opportunities within our existing footprint to cultivate and expand relationships,” remarked Mr. O’Connor. “We are also expanding our customer base geographically by using electronic banking products, effectively leveraging the existing branch locations.”

Stockholders’ equity and capital grew with earnings and the net increase in the value of the securities portfolio. The Company remains “well-capitalized” with its related capital ratios for the Bank and holding company substantially above regulatory minimums. “Our Company’s strong capital position provides us the ability to support asset growth while maintaining our dividend,” commented Mr. O’Connor.

Opportunities
“The accomplishments of the past quarter, including loan and deposit growth as well as our listing on NASDAQ, have been gratifying given the negative economic news and unprecedented financial and market uncertainty.  We are continually exposed to information regarding the housing crisis, rising oil prices, the credit crunch and the declining stock market. These events, while not yet impacting our Company, are troubling and are an ongoing focus for management as we evaluate loans, investments and expansion plans,” noted Mr. O’Connor.

“Opportunities exist to continue our profitable growth, but we need to be mindful of the challenges and obstacles as we proceed. We must carefully consider risk elements with a more conservative view and assess the impact of world and national events on businesses in our market place. The future will offer organizations with capital, vision and a mission, an opportunity to prosper.  We will need to monitor existing relationships, develop creative solutions to problems, and take advantage of market opportunities to continue our success,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $700 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. Through this network and electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	June 30,	December 31,	June 30,
	2008	2007	2007
ASSETS
Cash and Due from Banks	$ 30,055	$ 14,348	$ 14,152
Federal Funds Sold	4,000	-	13,500
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	248,355	189,771	188,661
Securities Held to Maturity	4,385	5,836	4,992

Loans	399,781	375,236	346,857
Less: Allowance for Loan Losses	(3,324)	(2,954)	(2,638)
Loans, net	396,457	372,282	344,219
Premises and Equipment, net	18,427	18,469	18,298
Accrued Interest Receivable and Other Assets	8,550	6,718	7,310
Total Assets	$ 710,229	$ 607,424	$ 591,132

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 214,485	$176,130	$ 193,863
Savings, NOW and Money Market Deposits	325,313	253,012	285,446
Certificates of Deposit of $100,000 or More and Other Time Deposits	77,997	79,767	61,749
Total Deposits	617,795	508,909	541,058
Federal Funds Purchased and Repurchase Agreements	32,300	42,000	-
Other Liabilities and Accrued Expenses	8,059	5,406	4,596
Total Liabilities	658,154	556,315	545,654
Total Stockholders' Equity	52,075	51,109	45,478
Total Liabilities and Stockholders' Equity	$ 710,229	$ 607,424	$ 591,132

Capital Ratios:
Total Capital (to risk weighted assets)	11.73%	12.14%	12.37%
Tier 1 Capital (to risk weighted assets)	11.01%	11.45%	11.72%
Tier 1 Capital (to average assets)	7.73%	8.45%	8.35%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Interest Income	$ 9,558	$ 8,862	$ 18,752	$ 17,418
Interest Expense	2,248	2,707	4,794	5,476
Net Interest Income	7,310	6,155	13,958	11,942
Provision for Loan Losses	325	50	525	95
Net Interest Income after Provision for Loan Losses	6,985	6,105	13,433	11,847
Other Non Interest Income	1,292	1,155	2,360	2,097
Title Fee Income	317	386	695	779
Net Security Losses	-	-	-	(101)
Total Non Interest Income	1,609	1,541	3,055	2,775
Salaries and Benefits	3,081	2,523	6,139	5,204
Other Non Interest Expense	2,202	1,853	4,133	3,652
Total Non Interest Expense	5,283	4,376	10,272	8,856
Income Before Income Taxes	3,311	3,270	6,216	5,766
Provision for Income Taxes	1,076	1,063	2,011	1,810
Net Income	$ 2,235	$ 2,207	$ 4,205	$ 3,956
Basic Earnings Per Share	$ 0.37	$ 0.36	$ 0.69	$ 0.65
Diluted Earnings Per Share	$ 0.37	$ 0.36	$ 0.69	$ 0.65

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.32%	1.49%	1.29%	1.35%
Return on Average Stockholders' Equity	17.13%	18.77%	15.89%	17.10%
Net Interest Margin	4.76%	4.62%	4.72%	4.55%
Efficiency Ratio	57.87%	54.91%	58.89%	58.24%